EXHIBIT 99.1

February 22, 2011

Dear Colleagues:

Continuing with my commitment to keep the lines of communication open, this is an update on the progress of our business transformation process implementing our plan to reach a new destination: Comverse 3.0, a leader in BSS, leveraging the growth in mobile data.

The new Comverse will be comprised of four business units: BSS, Mobile Internet, VAS, and Go-Live Services, each empowered with end-to-end visibility on the business and full accountability as profit centers.  The business units will be supported by a lean and agile corporate services group.  Full responsibility for customer relationships and account management will remain with our customer facing group.

I am pleased to announce the members of the new Global Executive Team leading Comverse 3.0:

Lionel Chmilewsky, SVP, Head of Customer Facing Group, leading global sales for all of our products and account management activities;
Oz Ovady, SVP, VAS General Manager, responsible for R&D, product pre-sale and sales support, product management and delivery for the company’s voice and messaging Value-Added Services products;
Danna Rabin, SVP, Go-Live Services General Manager, focused on post-delivery customer maintenance and services for all BSS and VAS products, including maintenance services sales;
Yoram Hordan, SVP, Head of Operations, providing information technology, procurement, supply chain management and business operations services to all business units; and
John Bunyan, SVP, Strategy & Planning, providing strategic planning support for the company and leading the new innovation function.

Oded Golan, SVP, Business Transformation, has led the development of the Comverse 3.0 business transformation plan, and will serve as the operational leader in its implementation, coordinating the interaction among the business units and supporting groups.

The following officers will serve on the Global Executive Team and continue to provide support to the business units:

Sharon Dayan, SVP, Global Head of Human Resources;
Joel Legon, SVP and Interim Chief Financial Officer;
Thomas Pierno, VP, Financial Planning & Analysis; and
Shefali Shah, SVP, General Counsel.

We expect to name the BSS and Mobile Internet business leaders shortly.

Dror Bin has decided to leave Comverse and will be replaced by Lionel Chmilewsky.  As we transition to Comverse 3.0, Phil Osman and Lauren Wright will also be leaving the company and will provide support to the team assuming their new responsibilities.  I want to take this opportunity to thank Dror, Phil and Lauren for their contributions to Comverse, and wish them success in their future endeavors.

Comverse 3.0 will build on the strength of our Comverse ONE solution, particularly in the converged billing segment of the BSS market, which is expected to grow rapidly over the next few years.  We also expect to play a critical role in helping wireless operators manage the explosive growth in mobile data traffic through our Mobile Internet solutions, integrating policy management and enforcement, deep packet inspection, traffic management and video optimization capabilities.  In parallel, we plan to sustain our market leading position in voice services and optimize our entire Value-Added Services portfolio.  We will satisfy all of our existing customer commitments and will abide by the principle of improved business performance with respect to all future transactions.

In 2010, consistent with our projections, Comverse’s product bookings improved in the second half and resulted in modest full-year growth over 2009 levels.  In addition, we addressed our working capital requirements and ended the year with $458 million in cash at CTI and Comverse as the result of fourth quarter collections and cost reduction actions and the sale of certain assets, including our Ulticom subsidiary and a small portion of our stake in Verint.

I want to thank you for your contribution in 2010, and I count on your continued support in applying this momentum to the business transformation process to achieve sustainable profitability and a strong Comverse in 2011.

Good Selling,

Andre Dahan